Filed Pursuant to Rule 424(b)(3)
Registration Number 333-135835

GENELABS TECHNOLOGIES, INC.
Prospectus Supplement No. 2
Dated December 7, 2007
To the Prospectus dated July 18, 2006

This prospectus supplement amends the information in the "Selling Shareholders" section of our prospectus dated July 18, 2006 ("Prospectus") and the prospectus supplement dated July 31, 2007, relating to the resale of 8,571,421 shares of our common stock, including 2,448,974 shares of our common stock issuable upon the exercise of warrants.

The purpose of this prospectus supplement is to modify the "Selling Shareholders" section to reflect the sale of warrants to purchase shares of our common stock by Merlin BioMed Offshore Master Fund and Merlin BioMed Long Term Appreciation, LP to OTA LLC.

This prospectus supplement should be read in conjunction with, and is qualified in its entirety by reference to, the Prospectus and the prospectus supplement dated July 31, 2007, except to the extent that the information herein modifies or supersedes the information contained in the Prospectus and the prospectus supplement dated July 31, 2007.  Except as amended by this prospectus supplement, the "Selling Shareholders" section of the Prospectus is not affected by this prospectus supplement.

Our common stock is currently traded on the Nasdaq Capital Market under the symbol "GNLB."

Investing in our common stock involves risks.  Consider carefully the risk factors beginning on page 2 of the Prospectus before investing in our securities.

Capitalized terms used in this prospectus supplement and not otherwise defined herein shall have the same meaning specified in the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement.  Any representation to the contrary is a criminal offense.

EXPLANATORY NOTE

The references to Merlin BioMed Offshore Master Fund and Merlin BioMed Long Term Appreciation, LP in the "Selling Shareholders" table in the section entitled "Selling Shareholders" of the Prospectus are hereby amended to reflect the sale by Merlin BioMed Offshore Master Fund and Merlin BioMed Long Term Appreciation, LP of their respective holdings of warrants to purchase shares of our common stock to OTA LLC.

The following table sets forth, as of November 28, 2007, (i) the name of OTA LLC, which purchased warrants to purchase shares of our common stock from Merlin BioMed Offshore Master Fund and Merlin BioMed Long Term Appreciation, LP, and the names of Merlin BioMed Offshore Master Fund and Merlin BioMed Long Term Appreciation, LP, (ii) the number of shares of common stock beneficially owned by each of OTA LLC, Merlin BioMed Offshore Master Fund and Merlin BioMed Long Term Appreciation, LP immediately following the abovementioned sale of warrants to purchase shares of our common stock and (iii) the percentage of shares of common stock beneficially owned by each of OTA LLC, Merlin BioMed Offshore Master Fund and Merlin BioMed Long Term Appreciation, LP based on 43,066,000 shares of our common stock actually outstanding as of November 30, 2007.

The information in the supplement to the "Selling Shareholders" table set forth below is based solely on information provided to us by Merlin BioMed Offshore Master Fund, Merlin BioMed Long Term Appreciation, LP and OTA LLC as of November 28, 2007.

Except for the entries for Merlin BioMed Offshore Master Fund, Merlin BioMed Long Term Appreciation, LP and OTA LLC in the "Selling Shareholders" table, the "Selling Shareholders" table and section of the Prospectus are not affected by this prospectus supplement.

SELLING SHAREHOLDERS

	Shares of Common Stock Beneficially Owned Prior to Offering(1)			Shares of Common Stock Beneficially Owned After Offering
Security Holder	Number	Percent	Number of Shares Being Offered(2)	Number	Percent
Merlin BioMed Long Term Appreciation, LP(3)	228,147	*	119,047	109,100	*
Merlin BioMed OffShore Master Fund(4)	411,988	*	221,088	190,900	*
OTA LLC(5)(6)	296,613	*	136,053	160,560	*
__________________
* Represents less than 1%

(1)
Each of the warrants contains a provision that does not permit the selling shareholder to exercise the warrant if, by exercise, the selling shareholder would beneficially own, together with all other shares held by the selling shareholder, in excess of 4.99% of our common stock.  As a result, any shares that may not be acquired by the selling shareholder pursuant to this term of the warrant are not reflected as beneficially owned by the selling shareholder.  The selling shareholders may waive this provision upon 61 days prior notice to us.

(2)	Includes shares of common stock issuable upon exercise of a warrant. For the purposes hereof, we assume the issuance of all common shares and warrant shares.
(3)
Merlin BioMed Group, L.L.C. serves as the general partner of Merlin BioMed Long Term Appreciation, LP.  Stuart T. Weisbrod, the managing member of Merlin BioMed Group, L.L.C., has sole voting and dispositive power over the shares being held by Merlin BioMed Long Term Appreciation, LP.  As such, Dr. Weisbrod may be deemed the beneficial owner of these shares, which ownership Dr. Weisbrod disclaims.

(4)
Merlin BioMed Group, L.L.C. serves as the general partner of Merlin BioMed Offshore Master Fund. Stuart T. Weisbrod, the managing member of Merlin BioMed Group, L.L.C., has sole voting and dispositive power over the shares held by Merlin BioMed Offshore Master Fund.  As such, Dr. Weisbrod may be deemed the beneficial owner of these shares, which ownership Dr. Weisbrod disclaims.

(5)
The selling shareholder has identified itself as a registered broker-dealer.  The selling shareholder has represented to us that it purchased the shares for its own account for investment and not with a view to, or for sale in connection with, any distribution, resale or public offering of such securities or any part thereof in violation of the Securities Act.

(6)
Ira Leventhal, a senior managing director of OTA LLC, has voting and dispositive power over the shares being held by OTA LLC.  As such, Mr. Leventhal may be deemed the beneficial owner of these shares, which ownership Mr. Leventhal disclaims.